SUB-ITEM 77H:  CHANGES
IN CONTROL OF REGISTRANT

FEDERATED EQUITY INCOME FUND, INC.
(Registrant)




As of November 30, 2008,
Edward Jones & Co. has attained
control of the Registrant by
acquiring 28.01%* of the voting
securities of the Registrant.



* Must be greater than 25%.